Exhibit 4.2

SECOND AMENDMENT TO SUBORDINATED CONVERTIBLE NON-REDEEMABLE SECURED NOTE

This Second Amendment (the “Second Amendment”) to Subordinated Convertible Non-Redeemable Secured Note dated April 21, 2017 (as amended on December 6, 2017, the “Note”), is entered into as of December 12, 2017 (the “Execution Date”), by and between Reed’s Inc., a Delaware corporation (the “Company”) and the undersigned holder (“Holder”) of that certain Note in the original principal amount of THREE MILLION FOUR HUNDRED THOUSAND DOLLARS ($3,400,000.00). Capitalized terms used herein without definition shall have the respective meanings set forth in the Note. In the event of an inconsistency between this Second Amendment and the Note, this Second Amendment shall govern to the extent of such inconsistency.

WHEREAS, the Company and Holder have agreed to modification of the Note as set forth herein, subject to the closing of the Company’s concurrent rights offering (“Rights Offering”) conducted pursuant its Registration Statement of Form S-1 filed October 23, 2017, amended November 21, 2017, December 1, 2017 and December 4, 2017 and declared effective on December 4, 2017; and

WHEREAS, the Company and Holder desire that all terms and provisions of the Note not specifically modified by this Second Amendment remain unaltered and in full force and effect as written in the Note.

NOW THEREFORE, in consideration of their mutual covenants and obligations contained herein, the Company and Holder, agree as follows:

1. Conversion Price. The Conversion Price shall be $1.50.

2.  No Other Changes. Except as set forth herein, all other terms and conditions contained in the Note that are not changed, amended or modified through this Second Amendment shall remain unchanged and in full force and effect.

3.  Closing. This Second Amendment will be effective upon the expiration date of the Rights Offering. If the Rights Offering is cancelled or terminated for any reason, this Amendment will expire, the parties will have no further obligations to each other hereunder, and the terms of the original Note will continue in full force and effect.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Second Amendment has been duly executed by or on behalf of each of the parties as of the date first written above

REED’S INC.,

a Delaware corporation

By:	/s/ Valentin Stalowir
Name:	Valentin Stalowir
Its:	Chief Executive Officer

HOLDER:

RAPTOR/HARBOR REEDS SPV, LLC
a Delaware limited liability company

By:	/s/ Daniel J. Doherty III
Name:	Daniel J. Doherty III
Its:	Authorized Signatory

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